Sonic Foundry Retains Investment Banking Firm Silverwood Partners to Evaluate Strategic Alternatives for Company

MADISON, Wis.-- March 5, 2020 -- Sonic Foundry, Inc. (OTC Pink Sheets: SOFO) ("Sonic Foundry" or the "Company") announced today that its Special Committee of Independent and Disinterested Directors (“Special Committee”) has retained Silverwood Partners LLC, a Boston-based investment banking firm specializing in digital media technology, to evaluate strategic alternatives for Sonic Foundry and its Mediasite video streaming and video management solutions business (“Mediasite”). For more information, please contact Jonathan Hodson-Walker, Managing Partner at 508-651-2194 or by email at jhw@silverwoodpartners.com.

"Mediasite is a market leader in the development of industry-leading solutions for the capture and streaming of video over enterprise, broadband and mobile networks," stated David Slayton and Nelson Murphy, members of the Special Committee. "In order to take full advantage of the market opportunity and maximize Mediasite’s business potential, we plan to review the full range of strategic alternatives that better position Mediasite for a new phase of growth and that realize the full value of Mediasite for the benefit of Sonic Foundry’s shareholders."

Silverwood Partners is a specialized investment bank that provides mergers & acquisitions and growth equity private placement advisory services to media technology, consumer products, business services and healthcare companies.

About Sonic Foundry®, Inc.
Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2020 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com